Exhibit 2.1

FORM OF

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT, dated as of February 9, 2020 (this “Agreement”), is by and among: ELEVATE ENTERTAINMENT INC., a Delaware corporation (“Parent”); ELEVATE ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and [•] (the “Shareholder”).  Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) by and among Parent, Merger Sub and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (the “Company”).

RECITALS

A.            The Shareholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and/or of record (as specified on Schedule A) the shares of Company Common Stock set forth opposite such Shareholder’s name on Schedule A (all such shares of Company Common Stock that are outstanding as of the date hereof, together with any other shares of Company Common Stock that are hereafter issued to, or are otherwise acquired or owned, beneficially or of record by, such Shareholder during the Agreement Period (as defined below), including through the exercise of any stock options, warrants, convertible or exchangeable securities or other similar instruments of the Company, and any other securities of the Company described in Section 11, but excluding any shares that are disposed of in compliance with Section 7(b), collectively, the “Subject Shares”).

B.            Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to the Shareholder, which provides for, among other things, the making of a tender offer (such offer, as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) by Merger Sub for all of the outstanding shares of Company Common Stock, and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein.

C.            As an inducement to and condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required and Shareholder desires to enter into this Agreement.

AGREEMENT

In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1.  Agreement to Tender.

(a)           Tender.  The Shareholder hereby agrees to validly tender or cause to be tendered in the Offer any and all Subject Shares of such Shareholder, pursuant to and in accordance with the terms of the Offer, no later than three Business Days after the receipt by such Shareholder of a letter of transmittal with respect to the Offer.  In furtherance of the foregoing, at the time of such tender, the Shareholder shall: (i) deliver to the depositary designated in the Offer (the “Depositary”): (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer; (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Shares; and (C) all other documents or instruments, to the extent applicable, in the form required to be delivered by the shareholders of the Company pursuant to the terms of the Offer; and/or (ii) cause its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer and within the timeframe specified in the first sentence of this Section 1(a).  The Shareholder agrees that once its Subject Shares are tendered, such Shareholder will not withdraw or cause or permit to be withdrawn any of such Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 12(d).

(b)           Return of Subject Shares.  If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is validly terminated prior to the Acceptance Time, Parent and Merger Sub shall promptly return, and shall cause any Depositary acting on behalf of Parent and Merger Sub to return, all tendered Subject Shares to the registered holders of the Subject Shares tendered in the Offer.

SECTION 2.  Documentation and Information.  The Shareholder: (a) consents to and authorizes the publication and disclosure by Parent, Merger Sub or the Company, as applicable, of such Shareholder’s identity and holdings of Subject Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent, Merger Sub or the Company, as applicable, reasonably determines is required to be disclosed by applicable Legal Requirements in any press release, any of the Offer Documents, the Schedule 14D-9 or any other disclosure document (whether or not filed with the SEC) in connection with the Offer, the Merger and the other Contemplated Transactions; and (b) agrees to promptly give to Parent, Merger Sub or the Company, as applicable, any information it may reasonably require for the preparation of any such disclosure documents.  The Shareholder: (i) represents and warrants that none of the information provided by or on behalf of such Shareholder pursuant to this Section 2 will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) agrees to promptly notify Parent, Merger Sub and the Company, as applicable, of any required corrections with respect to any such information, if and to the extent that any such information shall have become false or misleading in any material respect.  The Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement without the written approval of Parent, except as may be required by applicable Legal Requirements.

SECTION 3.  Voting Agreement.  The Shareholder irrevocably and unconditionally agrees that if such Shareholder’s Subject Shares have not been previously accepted for payment pursuant to the Offer, such Shareholder shall, or shall cause the holder of record thereof on any applicable record date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called (each, a “Company Shareholders Meeting”), or (if applicable) pursuant to any consent of the shareholders of the Company in lieu of a meeting or otherwise, to:

(a)           be present, in person or represented by proxy, or otherwise cause such Shareholder’s Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Legal Requirements); and

(b)           vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) with respect to all such Shareholder’s Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote:

(i)            in favor of: (A) the adoption and approval of the Merger Agreement (including for the purposes of this Section 3(b)(i)(A), as it may be modified or amended from time to time) and the approval of the Merger; (B) without limitation of the preceding clause “(A),” the approval of any proposal to adjourn or postpone the

Company Shareholders Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Shareholders Meeting is held; and (C) any other matter necessary, or reasonably requested by Parent, for the consummation of the Contemplated Transactions, including the Offer and the Merger; and

(ii)           against: (A) any action (including any amendment to the Company’s articles of incorporation or bylaws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the Contemplated Transactions, including the Offer and the Merger; (B) any Acquisition Proposal or any agreement related thereto, and any action in furtherance of any Acquisition Proposal; (C) any merger, acquisition, sale, transfer of a material portion of the rights or other assets of the Company or any other Acquired Entity, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger) or any other Acquired Entity; (D) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of such Shareholder under this Agreement or any Acquired Entity under the Merger Agreement; (E) any change in the board of directors of the Company; (F) any material change in the capitalization of any Acquired Entity or any Acquired Entity’s corporate structure; and (G) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any of the other Contemplated Transactions, including this Agreement.

During the Agreement Period, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instruction in any manner inconsistent with this Section 3.

SECTION 4.  Irrevocable Proxy.  The Shareholder hereby revokes (and agrees to cause to be revoked) all proxies, if any, that it has heretofore granted with respect to its Subject Shares.  The Shareholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Shareholder, for and in the name, place and stead of such Shareholder, to:

(a)           attend any and all Company Shareholder Meetings;

(b)           vote, express consent or dissent or issue instructions to the record holder to vote such Shareholder’s Subject Shares in accordance with the provisions of Section 3 at any and all Company Shareholder Meetings; and

(c)           if applicable, grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 3, all written consents with respect to the Subject Shares at any and all Company Shareholder Meetings or otherwise.

The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Shareholder) until the end of the Agreement Period and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 12(d).  Without limiting the generality of the foregoing, the proxy is intended to be irrevocable in accordance with the provisions of Section 16-10a-722(4) of the URBCA.  The Shareholder authorizes such attorney and proxy to substitute any other Person(s) to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.  The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 3.

SECTION 5.  Representations and Warranties of the Shareholder.  The Shareholder represents and warrants to Parent and Merger Sub as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof, as of the Acceptance Time and, if such Shareholder Subject Shares have not been previously accepted for payment pursuant to the Offer, as of the date of each Company Shareholder Meeting or (if applicable) consent in lieu thereof).

(a)           Organization.  If such Shareholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           Authorization.  If such Shareholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  If such Shareholder is an individual, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.  If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of such Shareholder.  This Agreement has been duly executed and delivered by or on behalf of such Shareholder and constitutes a valid and legally binding obligation of such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)           No Violation.

(i)            The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of such Shareholder’s obligations hereunder will not: (A) if such Shareholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its articles of incorporation, bylaws or similar organizational documents; (B) assuming compliance with the matters referred to in Section 5(c)(ii), contravene, conflict with, or result in a violation or breach of any Legal Requirement or any judgment, injunction or order of any Governmental Body with competent jurisdiction applicable to such Shareholder; or (C) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Shareholder is entitled under any provision of any Contract binding upon such Shareholder, or result in the imposition of any Encumbrance on any assets of such Shareholder.

(ii)           No Consent or order of, or registration or filing with or notification to, any Governmental Body or any other Person is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of such Shareholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Securities Exchange Act of 1934, as amended as may be required in connection with this Agreement and the transactions contemplated hereby.

(d)           Ownership of Subject Shares.  As of the date hereof, the Shareholder is, and (except with respect to any Subject Shares Transferred (as defined below) in accordance with Section 7(b) or accepted for payment pursuant to the Offer) at all times during the Agreement Period will be, the beneficial and/or record owner (as specified on Schedule A) of, and have good and marketable title to, such Shareholder’s Subject Shares free and clear of all Encumbrances.  Other than as provided in this Agreement, such Shareholder has, and (except with respect to any Shares Transferred in accordance with Section 7(b) or accepted for payment pursuant to the Offer) at all times during the Agreement Period will have, with respect to such Shareholder’s Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise, exchange and convert, as applicable, such Subject Shares, and to demand or waive any appraisal or dissenters’ rights or issue instructions pertaining to such Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and (except with respect to any Shares Transferred in accordance with Section 7(b) or accepted for payment pursuant to the Offer) at all times during the Agreement Period will have, the complete and exclusive power to, directly or indirectly: (i) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 4; (ii) agree to all matters set forth in this Agreement; and (iii) demand and waive appraisal or dissenters’ rights.  Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Company Common Stock set forth on Schedule A opposite the name of such Shareholder are the only shares of Company Common Stock owned beneficially and/or of record (as specified on Schedule A) by such Shareholder on the date of this Agreement.  Other than the Subject Shares and any shares of Company Common Stock that are the subject of unexercised Company Options held by such Shareholder (the number of which is set forth opposite the name of such Shareholder on Schedule A), such Shareholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.  Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating Shareholder to Transfer or cause to be Transferred, any of such Shareholder’s Subject Shares.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

(e)           No Other Proxies.  None of such Shareholder’s Subject Shares are subject to any voting agreement, trust or other agreement or arrangement with respect to voting or to any proxy, on the date of this Agreement, except pursuant to this Agreement.

(f)            Absence of Litigation.  As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Shareholder, threatened against or otherwise affecting, such Shareholder or any of its or his properties or assets (including such Shareholder’s Subject Shares) that could reasonably be expected to impair in any material respect the ability of such Shareholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g)           Opportunity to Review; Reliance.  Such Shareholder has received and reviewed a copy of the Merger Agreement and has had the opportunity to engage and consult with counsel of its own choosing.  Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(h)           No Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in its or his capacity as such.

SECTION 6.  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby represent and warrant to the Shareholder, as of the date hereof, as of the Acceptance Time and as of the date of each Company Shareholders Meeting, that: (a) such party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party; and (c) this Agreement constitutes a valid and legally binding obligation of such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 7.  No Proxies for, Transfers of or Encumbrances on Subject Shares; Other Offers.

(a)           Prohibition on Transfer.  Except pursuant to the terms of this Agreement, during the Agreement Period, the Shareholder shall not (and the Shareholder shall not permit any Person under the Shareholder’s control to), without the prior written consent of Parent, directly or indirectly: (i) grant or permit the grant of any proxies, powers of attorney, rights of first offer or refusal or other authorizations in or with respect to, or enter into any voting trust or voting agreement or arrangement with respect to, any Subject Shares or any interest therein; (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares or any interest therein; (iii) create or otherwise permit any Encumbrances to be created on any Subject Shares; (iv) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person, with respect to any Subject Shares or any interest therein; (v) enter into any Contract with any Person with respect to the direct or indirect Transfer of any Subject Shares or any interest therein; (vi) enter into a swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Subject Shares; or (vii) agree to do or any of the foregoing.  The Shareholder shall not, and shall not permit any Person under such Shareholder’s control or any of its or their respective Representatives to, seek or solicit any such Transfer or any such Contract.  Without limiting the foregoing, the Shareholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder (or with the Contemplated Transactions) or make any representation or warranty of such Shareholder in this Agreement untrue or incorrect.

(b)           Exceptions.  Notwithstanding the foregoing, the Shareholder shall have the right to Transfer all or any portion of its or his Subject Shares to a Permitted Transferee of such Shareholder if and only if prior thereto and as a condition to the effectiveness of such Transfer, such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent: (i) to accept such Subject Shares subject to the terms and conditions of this Agreement; and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement; provided that notwithstanding any such Transfer, such Shareholder shall continue to be liable for any breach by any Permitted Transferee of its or his agreements and covenants under this Agreement.  “Permitted Transferee” means, with respect to the Shareholder: (A) a spouse, parent, child, brother or sister, adopted child or grandchild of such Shareholder; or (B) any trust, the trustees of which include only the Shareholder and/or the other Persons named in clause “(A)” of this sentence and the beneficiaries of which include only the Shareholder and/or the Persons named in clause “(A)” of this sentence.

(c)           Effect of Attempted Transfer.  Any attempted Transfer of Subject Shares, or any interest therein, in violation of this Section 7 shall be null and void.  In furtherance of this Agreement, the Shareholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.  If so requested by Parent, the Shareholder agrees that its Subject Shares shall bear a legend, reasonably acceptable in form and substance to Parent, stating that they are subject to this Agreement.

(d)           Other Offers.  Neither the Shareholder (in the Shareholder’s capacity as such), shall, nor shall the Shareholder authorize or permit any of its representatives, if any, to, and the Shareholder shall instruct each such representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or Acquisition Inquiry; (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that is seeking to make, or has made, any Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any representatives of the Shareholder shall be deemed to be a breach of this Section 7(d) by the Shareholder.  The Shareholder shall, and shall cause its representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Person conducted prior to the date hereof with respect to any Acquisition Proposal.  The Shareholder shall notify Parent promptly orally and in writing (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Shareholder or any of its representatives of any Acquisition Proposal, any Acquisition Inquiry or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person.  In such notice, the Shareholder shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, Acquisition Inquiry or request.  The Shareholder shall keep Parent informed, as promptly as practicable, of the status and terms of any such Acquisition Proposal, Acquisition Inquiry or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

SECTION 8.  Waiver of Dissenters’ Rights.  The Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any and all rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Shareholder or any other Person may have by virtue of, or with respect to, such Shareholder’s Subject Shares, including all rights under Part 13 of the URBCA.

SECTION 9.  Notices of Certain Events.  The Shareholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of such Shareholder representations or warranties in this Agreement.

SECTION 10.  Further Assurances.  From time to time and without additional consideration, Shareholder shall (at Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, all further transfers, assignments, endorsements, proxies, consents and other documents and instruments and shall (at Shareholder’s sole expense) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, or as Parent may reasonably request, to perform its obligations under, carry out, and further the intent of, this Agreement.

SECTION 11.  Certain Adjustments.  In the event of a stock dividend or distribution, stock split, reverse stock split, recapitalization, subdivision, combination, merger, consolidation, reclassification, spin-off, readjustment, exchange of shares or the like, on, of or affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

SECTION 12.  Miscellaneous.

(a)           Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given: (i) when delivered or sent if delivered in person or sent by email transmission; (ii) on the third (3rd) Business Day after dispatch by registered certified mail; or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, to:

Elevate Entertainment Inc.

4143 Maple Avenue, Suite 400

Dallas, Texas 75219

Attention:	Shaun Miller
Email:	smiller@winnfamily.org

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-6950

Attention:  James R. Griffin

Facsimile:  214-746-7777

If to a Shareholder, to his, her or its address set forth on a signature page hereto, with a copy (which shall not constitute notice) to:

Durham Jones & Pinegar, P.C.

111 South Main Street, Suite 2400

Salt Lake City, Utah 84111

Attention:  Jeffrey M. Jones

Facsimile:  jjones@djplaw.com

(b)           Amendment and Waivers.

(i)            Any provision of this Agreement may be amended during the Agreement Period if, but only if, such amendment is in writing and is signed by each party to this Agreement.

(ii)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power,

right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c)           Binding Effect; Benefit; Assignment.

(i)            The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.  Without limiting any of the restrictions set forth in Section 7 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are Transferred prior to the end of the Agreement Period.  Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Sub and their respective successors and assigns) any rights or remedies of any nature.

(ii)           Neither the Shareholder, on the one hand, nor Parent or Merger Sub, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent or such Shareholder, as applicable, except that each of Parent and Merger Sub may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their respective affiliates at any time; provided that such transfer or assignment shall not relieve such Person of its obligations under this Agreement.

(d)           Termination.  This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of: (i) the Effective Time; (ii) the termination of this Agreement by written notice from Parent to the Shareholder; (iii) the termination of the Offer by Parent or Merger Sub; and (iv) the termination of the Merger Agreement in accordance with its terms (the period from the date hereof through the termination of this Agreement being referred to as the “Agreement Period”); provided that: (A) Section 12(a) shall survive such termination; and (B) no such termination shall relieve or release the Shareholder, Parent or Merger Sub from any obligations or liabilities arising out of his or its breach of this Agreement prior to its termination.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(ii)           In any action between any of the parties arising out of or relating to this Agreement each of the parties: (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (B) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (C) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 12(a) shall be effective service of process for any such action.

(iii)          EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(e)(iii).

(f)            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g)           Enforcement.  The Shareholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Shareholder in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled to obtain, without proof of actual damages (and Shareholder hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which Parent is entitled at law or in equity.

(h)           Independence of Obligations.  The covenants and obligations of the Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Shareholder, on the one hand, and the Company or Parent, on the other hand.  The existence of any claim or cause of action by the Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against the Shareholder.

(i)            Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

(j)            Counterparts; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(k)           Entire Agreement.  This Agreement (including all Schedules hereto) and the other agreements referred to in this Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(l)            Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(m)          Interpretation.

(i)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv)          Unless otherwise indicated or the context otherwise requires: (A) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (C) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (D) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(v)           Or.  Where the context so permits, the word “or” means “and/or.”

(n)           Shareholder Capacity.  The Shareholder is signing and entering this Agreement solely in his capacity as the beneficial owner of Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him in his capacity as an employee, officer or director of the Company or any Company Subsidiary in accordance with the provisions of the Merger Agreement.

(o)           Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ELEVATE ENTERTAINMENT INC.

By:
Name: Jeb Terry
Title: Chief Executive Officer

ELEVATE ACQUISITION CORPORATION

By:
Name: Jeb Terry
Title: Chief Executive Officer

[Shareholder signature on next page]

[Signature Page to Tender and Support Agreement]

SHAREHOLDER

Name:
Address:

[Signature Page to Tender and Support Agreement]

SCHEDULE A

Ownership of Company Common Stock

Name	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Number of Shares Subject to Unexercised Company Options	Number of Subject Shares

A-1